UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 12, 2008

IONATRON, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14015	77-0262908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3716 East Colombia St., Tucson, Arizona 85714
(Address of principal executive offices) (Zip Code)

(520) 628-7415
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2008, the Board of Directors (the “Board”) of Ionatron, Inc. (the “Registrant”), based on the recommendation of the Compensation Committee of the Board, amended its Independent Director Compensation Program (the “Program”) to revise the compensation to be paid to each of the “independent directors” (as defined in the Nasdaq Marketplace Rules) of the Board as follows:

Cash Compensation. The Registrant shall pay a cash retainer to its independent directors under the Program for each calendar year as follows:

1.
The Chairman of the Board, if he is an independent director, or the lead independent director if one has been appointed in the absence of an independent Chairman of the Board, shall be paid a monthly cash retainer in an annualized amount of $100,000 for serving as Chairman of the Board.

2.	The Chairman of the Audit Committee of the Board shall be paid a monthly cash retainer in an annualized amount of $75,000 for serving as Chairman of the Audit Committee.

3.	The Chairman of the Compensation Committee of the Board shall be paid a monthly cash retainer in an annualized amount of $62,500 as compensation for serving as Chairman of the Compensation Committee.

4.
The Chairman of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) shall be paid a monthly cash retainer in an annualized amount of $55,000 for serving as Chairman of the Nominating Committee of the Board.

5.
Each independent director (other than the Chairman of the Board, lead independent director or Chairman of the Audit Committee, Compensation and Nominating Committees) shall be paid a monthly cash retainer in an annualized amount of $50,000 for serving as a director.

The monthly cash retainer to be paid to the independent directors, as set forth above, commences in January 2008 and shall be paid on the last day of each month.

Upon an appointment of a new independent director to the Board, during the calendar year of such appointment, such new director shall receive the monthly cash retainer at the same rate as the independent directors who do not serve as a Chairman (i.e. at the annualized rate of $50,000 per annum), pro rated to begin on the date of election or appointment to the Board. In the event a director assumes a position as independent Chairman of the Board, lead independent director or Chairman of the Audit Committee, Compensation or Nominating Committee during a calendar year such independent director’s additional cash compensation shall be pro rated at the applicable rates for such calendar year.

Stock Grants. On January 15th of each year (or on the first business day thereafter if January 15th is not a business day), independent directors shall receive an award of stock grants under the Program as follows:

1.
A number of shares of the Registrant’s common stock to the Chairman of the Board equal to $100,000 divided by the closing sale price of the Registration’s common stock on the respective date of the award.

2.
A number of shares of the Registrant’s common stock to the Chairman of Audit Committee of the Board equal to $75,000 divided by the closing sale price of the Registration’s common stock on the respective date of the award.

3.
A number of shares of the Registrant’s common stock to the Chairman of the Compensation Committee of the Board equal to $62,500 divided by the closing sale price of the Registration’s common stock on the respective date of the award.

4.
A number of shares of the Registration’s common stock to the Chairman of the Nominating Committee of the Board equal to $55,000 divided by the closing sale price of the Registration’s common stock on the respective date of the award.

5.
A number of shares of the Registrant’s common stock to each independent director (other than the Chairman of the Board, lead independent director and Chairman of the Audit, Compensation and Nominating Committees) equal to $50,000 divided by the closing sale price of the Registration’s common stock on the respective date of the award.

The stock awarded to the independent directors, as set forth above, shall be fully vested on the respective date of award.

Upon that initial appointment of a new independent director to the Board, for the calendar year of such appointment, such new director shall receive an initial stock award, if any, as determined by the Board. In the event that a director assumes a position as independent Chairman of the Board, lead independent director or Chairman of the Audit, Compensation or Nominating Committee during a calendar year, such independent director shall receive an additional stock grant for the incremental value awarded under the Program for the position so assumed, pro rated to begin on the date of appointment, and such additional stock shall be valued at the closing sale price on the date of such appointment.

Stock Option Grants. On January 15th of each year (or on the first business day thereafter if January 15th is not a business day), the Registrant shall grant options to purchase 10,000 shares of the Registrant’s common stock to each independent director. The exercise price of such options shall be the closing sale price of the Registrant’s common stock on the date of grant. Upon the initial appointment of a new independent director to the Board, for the calendar year of such appointment, such new director shall receive an initial option grant, if any, as determined by the Board.

At anytime during which an independent director serves in more than one position of Chairman of the Board, lead independent director and Chairman of the Audit Committee or Compensation Committee, he shall receive the higher level compensation paid for any such position the director then holds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IONATRON, INC.
(Registrant)

By:	/s/ Kenneth M. Wallace
Name: Kenneth M. Wallace
Title: Chief Financial Officer

Date: January 16, 2008